Exhibit 99.1
FOR IMMEDIATE RELEASE
ALLIED WORLD REPORTS RECORD NET INCOME IN THIRD QUARTER 2010;
21.6% YEAR TO DATE INCREASE IN DILUTED BOOK VALUE PER SHARE
PEMBROKE, BERMUDA, November 4, 2010 — Allied World Assurance Company Holdings, Ltd (NYSE: AWH) today reported net income of $254.5 million, or $5.21 per diluted share, for the third quarter of 2010 compared to net income of $200.6 million, or $3.83 per diluted share, for the third quarter of 2009. Net income for the nine months ended September 30, 2010 was $572.2 million, or $11.03 per diluted share, compared to net income of $445.6 million, or $8.62 per diluted share, for the first nine months of 2009.
The company reported operating income of $143.6 million, or $2.94 per diluted share, for the third quarter of 2010 compared to operating income of $155.4 million, or $2.97 per diluted share, for the third quarter of 2009. Operating income for the nine months ended September 30, 2010 was $300.5 million, or $5.79 per diluted share, compared to operating income of $405.8 million, or $7.85 per diluted share, for the first nine months of 2009.
President and Chief Executive Officer Scott Carmilani commented, “We are pleased to deliver this growth in shareholder value by reporting record net income for the quarter of $254.5 million. Through good returns on our investment portfolio, recognizing redundancies in our underwriting portfolio from prior underwriting efforts and solid operating results for this quarter and year, we are reporting a very strong annualized operating return on shareholders’ equity of 17.5% for the quarter. We also accelerated our share repurchases during the quarter which has proven to be very effective given the valuation of our stock. Our diluted book value increased 11% for the quarter to $72.40 per share.”
Mr. Carmilani continued, “We have achieved these impressive results while continuing to broaden the spectrum of our product offerings and expanding our international platform. Our strategy to combat the difficult market environment has been to take steps to manage our business closer to its sources of distribution in areas where we see attractive opportunities. Our recently announced redomestication to Switzerland is another important step consistent with this strategy.”

Underwriting Results
Gross premiums written were $378.4 million in the third quarter of 2010, a 5.8% decrease compared to $401.8 million in the third quarter of 2009. The decrease in gross premiums written was primarily due to the renewal timing of several large reinsurance treaties. For the nine months ended September 30, 2010, gross premiums written totaled $1,376.5 million compared to $1,374.2 million in the first nine months of last year. New business written in our reinsurance and U.S. insurance segments has been largely offset by the non-renewal of business that did not meet our underwriting requirements due to inadequate pricing and/or terms and conditions.
Net premiums written were $302.2 million in the third quarter of 2010, a 5.9% decrease compared to $321.0 million in the third quarter of 2009, consistent with the reduction in gross premiums written. For the nine months ended September 30, 2010, net premiums written totaled $1,105.3 million, a 1.6% increase compared to $1,087.4 million in the first nine months of 2009.
The combined ratio was 70.3% in the third quarter of 2010 compared to 70.1% in the third quarter of 2009. The loss and loss expense ratio was 37.4% in the third quarter of 2010 compared to 41.5% in the third quarter of 2009. During the third quarter of 2010, the company recorded net favorable reserve development on prior loss years of $101.4 million, a benefit of 29.9 percentage points to the company’s loss and loss expense ratio for the quarter. This compares to the third quarter of 2009, where the company recorded net favorable reserve development on prior loss years of $73.5 million, a benefit of 22.4 percentage points to the company’s loss and loss expense ratio for that quarter. Absent prior year reserve adjustments, the loss and loss expense ratio for the third quarter of 2010 was 67.3%. This ratio was impacted by $25.0 million of net losses, or 7.4 percentage points, from major loss driven events occurring during the third quarter of 2010.
For the nine months ended September 30, 2010, the combined ratio was 85.6% compared to 76.0% in the first nine months of 2009. The loss and loss expense ratio for the nine months ended September 30, 2010 was 53.9% compared to 46.9% for the nine months ended September 30, 2009. For the first nine months of 2010, the company recorded net favorable reserve development on prior loss years of $230.6 million. This net favorable reserve development benefited the company’s loss and loss expense ratio by 22.7 points. This compares to the first nine months of 2009, where the company recorded net favorable reserve development on prior loss years of $170.3 million, a benefit of 17.3 percentage points to the company’s loss and loss expense ratio for the first nine months of 2009. Absent the favorable reserve development, the loss and loss expense ratio related to the current loss year was 76.6%. This ratio was impacted by $141.5 million of net losses, or 13.9 percentage points, from major loss driven events occurring during the first nine months of 2010.
The company’s expense ratio was 32.9% for the third quarter of 2010 compared to 28.6% for the third quarter of 2009. The expense ratio was 31.7% for the nine months ended September 30, 2010 compared to 29.1% in the first nine months of 2009. These increases were primarily due to increases in our overall staff count and increases in variable incentive compensation expenses related to our record earnings and the increase in our share price.
Investment Results
The total return on the company’s investment portfolio for the three and nine months ended September 30, 2010 was approximately 2.4% and 6.3%, respectively. Net investment income in the third quarter of 2010 was $59.5 million, a decrease of 18.6% from the $73.0 million of net investment income in the third quarter of 2009. For the nine months ended September 30, 2010, net investment income was $194.0 million, a decrease of 14.7% from the $227.4 million of net investment income in the first nine months of 2009. These decreases were primarily the result of lower yields on our fixed maturity securities and an increased allocation to hedge funds, which contribute to our total return but carry no current yield. Annualized book yield through September 30, 2010 was 3.4%, versus the annualized book yield through September 30, 2009 of 4.3%.
The company recorded net realized investment gains of $116.9 million and $289.4 million, respectively, for the three and nine months ended September 30, 2010.
As of September 30, 2010 and December 31, 2009, net accumulated unrealized gains were $111.8 million and $149.8 million, respectively.

Shareholders’ Equity
As of September 30, 2010, our total shareholders’ equity was $3.3 billion, a 4.0% increase compared to $3.2 billion as of December 31, 2009, primarily driven by strong investment returns, offset by the company’s share repurchase initiatives through September 2010.
The company’s annualized net income return on average shareholders’ equity for the three and nine months ended September 30, 2010 was 31.0% and 24.2%, respectively. The company’s annualized operating return on average shareholders’ equity for the three and nine months ended September 30, 2010 was 17.5% and 12.7%, respectively.
Share Repurchases
As of September 30, 2010, diluted book value per share was $72.40, an increase of 21.6% compared to $59.56 as of December 31, 2009.
In May 2010, the company announced a $500 million share repurchase program. During the third quarter 2010, the company repurchased 2,318,285 of its common shares in the open market at an average repurchase price of $50.00 per share for an aggregate cost of $115.9 million. For the nine months ended September 30, 2010, the company repurchased 3,399,326 of its common shares in the open market at an average repurchase price of $48.54 per share for an aggregate cost of $165.0 million.
On August 6, 2010, we repurchased 5,000,000 of our common shares for $250 million, or $50.00 per share, in a privately negotiated transaction from GS Capital Partners and other investment funds, which are affiliates of The Goldman Sachs Group, Inc (“Goldman Sachs”), and founding shareholders of our company. The shares repurchased were not cancelled and were classified as treasury shares. On August 13, 2010, we repurchased a warrant owned by The Chubb Corporation (“Chubb”) in a privately negotiated transaction. The warrant entitled Chubb to purchase 2,000,000 common shares for $34.20 per share. We repurchased the warrant for an aggregate purchase price of $32.8 million. After this repurchase, Chubb has no warrants remaining and no other disclosed equity interest in the company. The repurchase of the warrant was recognized as a reduction in shareholders’ equity. Both of the aforementioned transactions were funded using available cash on hand and were executed separately from the Company’s $500 million share repurchase program.
Through September 30, 2010, the share repurchases related to our share repurchase program and repurchases from the affiliates of Goldman Sachs have had an estimated $3.54 net accretive impact on diluted book value per share.

Quarterly and Special Dividends
Allied World announced today that its Board of Directors declared a quarterly dividend of $0.20 per common share. The dividend will be payable on November 26, 2010 to shareholders of record on November 15, 2010. In addition, the company’s Board of Directors also declared a contingent special dividend of $0.25 per share related to the company’s redomestication to Switzerland which is expected to take place before the end of the calendar year 2010. Under Swiss law, the company does not expect to be able to pay a dividend until two months after the company’s next annual meeting which is expected to take place in early May 2011. This special dividend will provide a dividend to shareholders for the interim period. This special dividend will be payable on November 26, 2010 to shareholders of record on November 15, 2010. The company will only pay the special dividend if it receives the requisite shareholder approval of its proposed redomestication to Switzerland and the other closing conditions set forth in the definitive proxy statement filed with the U.S. Securities and Exchange Commission on October 14, 2010 are either waived or satisfied. Any holders of the company’s common shares who sell their shares regular way after the record date and prior to the payment date for the special dividend will also be selling their right to receive this dividend. Investors are encouraged to consult with their financial advisers regarding the specific implications of buying or selling the company’s common shares on or before these dates.
Investment Supplement
Allied World will be providing additional information on its investment portfolio as of September 30, 2010. This information will be available at the “Investor Relations” section of the company’s website at www.awac.com.
Financial Supplement
A financial supplement relating to the third quarter of 2010 will be available at the “Investor Relations” section of the company’s website at www.awac.com.

Conference Call
Allied World will host a conference call on Friday, November 5, 2010 at 8:00 a.m. (Eastern Time) to discuss the third quarter 2010 financial results. The public may access a live webcast of the conference call at the “Investor Relations” section of the company’s website at www.awac.com. In addition, the conference call can be accessed by dialing (866) 843-0890 (U.S. and Canada callers) or (412) 317-9250 (international callers) and entering the passcode 9988847 approximately ten minutes prior to the call.
Following the conclusion of the presentation, a replay of the call will be available through Friday, November 19, 2010 by dialing (877) 344-7529 (U.S. and Canada callers) or (412) 317-0088 (international callers) and entering the passcode 444951. In addition, the webcast will remain available online through Friday, November 19, 2010 at www.awac.com.
Non-GAAP Financial Measures
In presenting the company’s results, management has included and discussed in this press release certain non generally accepted accounting principles (“non-GAAP”) financial measures within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“U.S. GAAP”).
“Operating income” is an internal performance measure used in the management of the company’s operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses, net impairment charges recognized in earnings, impairment of intangible assets and foreign exchange gain or loss. The company excludes net realized investment gains or losses, net impairment charges recognized in earnings and net foreign exchange gain or loss from the calculation of operating income because the amount of these gains or losses is heavily influenced by and fluctuates in part according to the availability of market opportunities and other factors. The company excludes impairment of intangible assets as these are non-recurring charges. The company believes these amounts are largely independent of our business and underwriting process and including them distorts the analysis of trends in operations. In addition to presenting net income determined in accordance with U.S. GAAP, the company believes that showing operating income enables investors, analysts, rating agencies and other users of the company’s financial information to more easily analyze our results of operations and underlying business performance. Operating income should not be viewed as a substitute for U.S. GAAP net income.
The company has included “diluted book value per share” because it takes into account the effect of dilutive securities; therefore, the company believes it is an important measure of calculating shareholder returns.
“Annualized net income return on average shareholders’ equity” (“ROAE”) is calculated using average shareholders’ equity, excluding the average after tax unrealized gains (or losses) on investments. Unrealized gains (losses) on investments are primarily the result of interest rate and credit spread movements and the resultant impact on fixed income securities. Such gains (losses) are not related to management actions or operational performance, nor are they likely to be realized. Therefore, the company believes that excluding these unrealized gains (losses) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. In calculating ROAE, the net income (loss) available to shareholders for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net income (loss) available to shareholders. The company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
“Annualized operating return on average shareholders’ equity” is calculated using operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above), and average shareholders’ equity, excluding the average after tax unrealized gains (losses) on investments. Unrealized gains (losses) are excluded from equity for the reasons outlined in the annualized net income return on average shareholders’ equity explanation above.
Reconciliations of these financial measures to their most directly comparable GAAP measures are included in the attached tables.

About Allied World Assurance Company
Allied World Assurance Company Holdings, Ltd, through its subsidiaries, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions, offering superior client service through a global network of branches and affiliates. Our insurance and reinsurance subsidiaries are rated A (Excellent) by A.M. Best Company, and our Lloyd’s Syndicate 2232 is rated A+ (Strong) by Standard & Poor’s and Fitch. Please visit our website at www.awac.com for further information on Allied World.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues:
Gross premiums written	$378,445	$401,837	$1,376,455	$1,374,216
Premiums ceded	(76,276)	(80,881)	(271,199)	(286,785)

Net premiums written	302,169	320,956	1,105,256	1,087,431
Change in unearned premiums	37,327	7,815	(88,512)	(101,020)

Net premiums earned	339,496	328,771	1,016,744	986,411

Net investment income	59,479	73,032	193,975	227,423
Net realized investment gains	116,930	46,861	289,350	88,556
Net impairment charges recognized in earnings	—	(1,953)	(168)	(49,390)
Other income	—	298	913	1,133

Total revenue	515,905	447,009	1,500,814	1,254,133

Expenses:
Net losses and loss expenses	126,988	136,441	547,864	462,657
Acquisition costs	41,919	36,630	120,641	110,721
General and administrative expenses	69,871	57,521	201,423	176,380
Amortization and impairment of intangible assets	892	1,065	2,675	3,195
Interest expense	9,533	9,523	28,592	29,492
Foreign exchange (gain) loss	(1,387)	(273)	248	(660)

Total expenses	247,816	240,907	901,443	781,785

Income before income taxes	268,089	206,102	599,371	472,348
Income tax expense	13,569	5,548	27,152	26,716

NET INCOME	$254,520	$200,554	$572,219	$445,632

PER SHARE DATA:
Basic earnings per share	$5.59	$4.05	$11.78	$9.01
Diluted earnings per share	$5.21	$3.83	$11.03	$8.62

Weighted average common shares outstanding	45,544,060	49,574,266	48,580,541	49,449,809
Weighted average common shares and common share equivalents outstanding	48,839,991	52,345,913	51,887,390	51,676,006

Dividends declared per share	$0.20	$0.18	$0.60	$0.54

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	September 30,	December 31,
	2010	2009

ASSETS:
Fixed maturity investments available for sale, at fair value (amortized cost: 2010: $1,445,143; 2009: $4,260,844)	$1,570,144	$4,427,072
Fixed maturity investments trading, at fair value	5,231,358	2,544,322
Other invested assets trading, at fair value	450,015	184,869

Total investments	7,251,517	7,156,263
Cash and cash equivalents	831,444	379,751
Insurance balances receivable	466,887	395,621
Prepaid reinsurance	187,292	186,610
Reinsurance recoverable	939,956	919,991
Accrued investment income	43,286	53,046
Net deferred acquisition costs	102,300	87,821
Goodwill	268,376	268,376
Intangible assets	57,684	60,359
Net balances receivable on purchases and sales of investments	—	184
Net deferred tax assets	9,633	21,895
Other assets	58,086	67,566

Total assets	$10,216,461	$9,597,483

LIABILITIES:
Reserve for losses and loss expenses	$4,889,825	$4,761,772
Unearned premiums	1,017,814	928,619
Reinsurance balances payable	97,147	102,837
Net balances payable on purchases and sales of investments	307,140	—
Senior notes	499,017	498,919
Accounts payable and accrued liabilities	64,204	92,041

Total liabilities	$6,875,147	$6,384,188

SHAREHOLDERS’ EQUITY:

Common shares, par value $0.03 per share (2010: 50,793,902; 2009: 49,734,487 shares issued and 2010: 42,394,576; 2009: 49,734,487 shares outstanding)	$1,524	$1,492
Additional paid-in capital	1,355,685	1,359,934
Treasury shares, at cost (2010: 8,399,326, 2009: nil)	(415,009)	—
Retained earnings	2,287,354	1,702,020
Accumulated other comprehensive income, net of tax	111,760	149,849

Total shareholders’ equity	$3,341,314	$3,213,295

Total liabilities and shareholders’ equity	$10,216,461	$9,597,483

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

	U.S.	International
Quarter Ended September 30, 2010	Insurance	Insurance	Reinsurance	Total

Gross premiums written	$181,232	$100,858	$96,355	$378,445
Net premiums written	140,481	65,520	96,168	302,169
Net premiums earned	129,650	80,557	129,289	339,496
Other income	—	—	—	—
Net losses and loss expenses	(55,144)	(11,040)	(60,804)	(126,988)
Acquisition costs	(18,081)	29	(23,867)	(41,919)
General and administrative expenses	(31,781)	(22,819)	(15,271)	(69,871)

Underwriting income	24,644	46,727	29,347	100,718
Net investment income				59,479
Net realized investment gains				116,930
Net impairment charges recognized in earnings				—
Amortization and impairment of intangible assets				(892)
Interest expense				(9,533)
Foreign exchange gain				1,387

Income before income taxes				$268,089

GAAP Ratios:
Loss and loss expense ratio	42.5%	13.7%	47.0%	37.4%
Acquisition cost ratio	13.9%	0.0%	18.5%	12.3%
General and administrative expense ratio	24.5%	28.3%	11.8%	20.6%

Combined ratio	80.9%	42.0%	77.3%	70.3%

	U.S.	International
Quarter Ended September 30, 2009	Insurance	Insurance	Reinsurance	Total

Gross premiums written	$169,629	$107,768	$124,440	$401,837
Net premiums written	126,600	69,939	124,417	320,956
Net premiums earned	111,558	97,705	119,508	328,771
Other income	298	—	—	298
Net losses and loss expenses	(42,071)	(28,301)	(66,069)	(136,441)
Acquisition costs	(14,354)	(516)	(21,760)	(36,630)
General and administrative expenses	(25,929)	(19,866)	(11,726)	(57,521)

Underwriting income	29,502	49,022	19,953	98,477
Net investment income				73,032
Net realized investment gains				46,861
Net impairment charges recognized in earnings				(1,953)
Amortization and impairment of intangible assets				(1,065)
Interest expense				(9,523)
Foreign exchange gain				273

Income before income taxes				$206,102

GAAP Ratios:
Loss and loss expense ratio	37.7%	29.0%	55.3%	41.5%
Acquisition cost ratio	12.9%	0.5%	18.2%	11.1%
General and administrative expense ratio	23.2%	20.3%	9.8%	17.5%

Combined ratio	73.8%	49.8%	83.3%	70.1%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

	U.S.	International
Nine Months Ended September 30, 2010	Insurance	Insurance	Reinsurance	Total

Gross premiums written	$532,980	$389,881	$453,594	$1,376,455
Net premiums written	407,274	245,110	452,872	1,105,256
Net premiums earned	384,514	257,027	375,203	1,016,744
Other income	913	—	—	913
Net losses and loss expenses	(222,767)	(133,069)	(192,028)	(547,864)
Acquisition costs	(50,895)	29	(69,775)	(120,641)
General and administrative expenses	(89,578)	(67,321)	(44,524)	(201,423)

Underwriting income	22,187	56,666	68,876	147,729
Net investment income				193,975
Net realized investment gains				289,350
Net impairment charges recognized in earnings				(168)
Amortization and impairment of intangible assets				(2,675)
Interest expense				(28,592)
Foreign exchange loss				(248)

Income before income taxes				$599,371

GAAP Ratios:
Loss and loss expense ratio	57.9%	51.8%	51.2%	53.9%
Acquisition cost ratio	13.2%	0.0%	18.6%	11.9%
General and administrative expense ratio	23.3%	26.2%	11.9%	19.8%

Combined ratio	94.4%	78.0%	81.7%	85.6%

	U.S.	International
Nine Months Ended September 30, 2009	Insurance	Insurance	Reinsurance	Total

Gross premiums written	$505,710	$425,672	$442,834	$1,374,216
Net premiums written	369,912	275,066	442,453	1,087,431
Net premiums earned	327,850	320,706	337,855	986,411
Other income	1,133	—	—	1,133
Net losses and loss expenses	(143,090)	(141,595)	(177,972)	(462,657)
Acquisition costs	(42,308)	(3,243)	(65,170)	(110,721)
General and administrative expenses	(83,323)	(58,599)	(34,458)	(176,380)

Underwriting income	60,262	117,269	60,255	237,786
Net investment income				227,423
Net realized investment gains				88,556
Net impairment charges recognized in earnings				(49,390)
Amortization and impairment of intangible assets				(3,195)
Interest expense				(29,492)
Foreign exchange gain				660

Income before income taxes				$472,348

GAAP Ratios:
Loss and loss expense ratio	43.6%	44.2%	52.7%	46.9%
Acquisition cost ratio	12.9%	1.0%	19.3%	11.2%
General and administrative expense ratio	25.4%	18.3%	10.2%	17.9%

Combined ratio	81.9%	63.5%	82.2%	76.0%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED OPERATING INCOME RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30
	2010	2009	2010	2009
Net income	$254,520	$200,554	$572,219	$445,632
Add after tax affect of:
Net realized investment gains	(109,581)	(46,861)	(272,033)	(88,556)
Net impairment charges recognized in earnings	—	1,953	109	49,390
Foreign exchange (gain)/loss	(1,387)	(273)	248	(660)

Operating income	$143,552	$155,373	$300,543	$405,806

Weighted average common shares outstanding:
Basic	45,544,060	49,574,266	48,580,541	49,449,809
Diluted	48,839,991	52,345,913	51,887,390	51,676,006

Basic per share data:
Net income	$5.59	$4.05	$11.78	$9.01
Add after tax affect of:
Net realized investment gains	(2.41)	(0.95)	(5.60)	(1.79)
Net impairment charges recognized in earnings	—	0.04	—	1.00
Foreign exchange (gain)/loss	(0.03)	(0.01)	0.01	(0.01)

Operating income	$3.15	$3.13	$6.19	$8.21

Diluted per share data
Net income	$5.21	$3.83	$11.03	$8.62
Add after tax affect of:
Net realized investment gains	(2.24)	(0.89)	(5.24)	(1.72)
Net impairment charges recognized in earnings	—	0.04	—	0.96
Foreign exchange (gain)/loss	(0.03)	(0.01)	—	(0.01)

Operating income	$2.94	$2.97	$5.79	$7.85

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED DILUTED BOOK VALUE PER SHARE RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of	As of
	September 30	December 31,	September 30
	2010	2009	2009
Price per share at period end	$56.59	$46.07	$47.93

Total shareholders’ equity	$3,341,314	$3,213,295	$3,078,894

Basic common shares outstanding	42,394,576	49,734,487	49,602,354

Add: unvested restricted share units	580,706	915,432	925,437

Add: Performance based equity awards	1,409,984	1,583,237	1,329,661

Add: dilutive options/warrants outstanding	4,563,380	6,805,157	6,951,447
Weighted average exercise price per share	$34.69	$34.44	$34.34
Deduct: options bought back via treasury method	(2,797,512)	(5,087,405)	(4,980,125)

Common shares and common share equivalents outstanding	46,151,134	53,950,908	53,828,774

Basic book value per common share	$78.81	$64.61	$62.07
Diluted book value per common share	$72.40	$59.56	$57.20

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED ANNUALIZED RETURN ON SHAREHOLDERS’ EQUITY RECONCILIATION
(Expressed in thousands of United States dollars, except for percentage information)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Opening shareholders’ equity	$3,468,543	$2,741,427	$3,213,295	$2,416,862
Deduct: accumulated other comprehensive income	(138,245)	(48,669)	(149,849)	(105,632)

Adjusted opening shareholders’ equity	3,330,298	2,692,758	3,063,446	2,311,230

Closing shareholders’ equity	$3,341,314	$3,078,894	$3,341,314	$3,078,894
Deduct: accumulated other comprehensive income	(111,760)	(185,043)	(111,760)	(185,043)

Adjusted closing shareholders’ equity	3,229,554	2,893,851	3,229,554	2,893,851

Average shareholders’ equity	$3,279,926	$2,793,305	$3,146,500	$2,602,541

Net income available to shareholders	$254,520	$200,554	$572,219	$445,632
Annualized net income available to shareholders	1,018,080	802,216	762,959	594,176
Annualized return on average shareholders’ equity — net income available to shareholders	31.0%	28.7%	24.2%	22.8%

Operating income available to shareholders	$143,552	$155,373	$300,543	$405,806
Annualized operating income available to shareholders	574,208	621,492	400,724	541,075
Annualized return on average shareholders’ equity — operating income available to shareholders	17.5%	22.2%	12.7%	20.8%

Media:
Faye Cook
Vice President, Marketing & Communications
+1-441-278-5406
faye.cook@awac.com
Investors:
Keith J. Lennox
Investor Relations Officer
+1-646-794-0750
keith.lennox@awac.com
Website: www.awac.com